                             FOR: WATSON PHARMACEUTICALS

                             APPROVED BY:  Dr. Allen Chao
                                           Chairman and Chief Executive Officer
                                           Watson Pharmaceuticals, Inc.
                                           (909) 270-1400

                             CONTACT:      Doug Sherk, Suzanne Craig, Jim Byers
                                           (415) 296-7383
                                           David Sasso, Josh Passman
                                           (212) 850-5600
                                           Morgen-Walke Associates, Inc.

                                           Bob Pearson
                                           (610) 454-3872
                                           Rhone-Poulenc Rorer Inc.

              WATSON PHARMACEUTICALS ACQUIRES EXCLUSIVE RIGHTS TO
                     DILACOR XR(R) FROM RHONE-POULENC RORER

        CORONA, CA, June 30, 1997 - In a strategic move designed to increase its sales of proprietary products, Watson Pharmaceuticals, Inc. (Nasdaq: WATS) today announced that it has obtained exclusive worldwide rights to Dilacor XR(r) from Rhone-Poulenc Rorer Inc. (NYSE:RPR). The agreement excludes certain non-U.S. markets in which RPR currently markets Dilacor XR(r). During the licensing period, Watson will pay an annual licensing fee and a royalty on sales. The total consideration of the transaction over the 4-1/2 year licensing period is expected to be approximately $190 million plus royalties, including a prepayment for the option to purchase the rights at the conclusion of the licensing period.

        Dilacor XR(r) (diltiazem hydrochloride) has been available for the treatment of hypertension since June, 1992 and was approved for the treatment of chronic stable angina in March, 1995 in the U.S. Its extended release feature allows for predictable and consistent 24 hour blood levels of the drug. Dilacor XR(r) capsules are available in 120 mg, 180 mg and 240 mg dosage strengths. Sales of this product totaled approximately $140 million in 1996.

        Over 60 million Americans have high blood pressure, referred to as hypertension. Angina is a constricting pain in the chest due to insufficient blood supply to the heart muscle. Over 7.5 million people have been diagnosed with angina in the U.S.

        "This exclusive licensing agreement expands our branded product sales, and is consistent with our long-term strategy of creating a revenue stream more diversified and proprietary," commented Dr. Allen Chao, Chairman and Chief Executive Officer. "Adding Dilacor XR(r) to our product portfolio will enhance the strength of our recently expanded direct salesforce," he added.

                                     (more)

        The following important factors may affect Watson's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of Watson. Such factors include, but are not limited to, changing market conditions, the availability and cost of raw materials, the impact of competitive products and pricing, the timely development, FDA approval and market acceptance of Watson's products, and other risks detailed herein and from time to time in Watson's Securities and Exchange Commission filings.

        Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the manufacture and sale of off-patent medications and proprietary pharmaceutical products.


                                      ###